Exhibit 6.11

CONSULTING AGREEMENT

Parties:

This amended and restated consulting contract is entered into on January 23, 2018 with APEX Farms Corp. (Client) and Michael N. Brette,J.D and/or VentureNet Capital Group.Inc. 30724 Benton Road, Suite C302 #592, Winchester, Ca. 92596, hereinafter referred to as Consultant.

Recitals:

WHEREAS, the Client seeks assistance with business development, marketing, Form C Equity Crowd.funding introductions to investment bankers, fund managers, broker/dealers, financial advisors, financial planners, institutional brokers, HNW clients, retail & institutional investors.

WHEREAS, the Client wishes to induce Consultant to provide these consulting services to the Client and authorizes Consultant to make such introductions as Consultant deems necessary;

NOWTHEREFORE, in consideration of the mutual covenants herein stated and valuable consideration hereby exchanged the sufficiency is hereby acknowledged, the parties agree as follows:

The Client hereby engages the Consultant and Consultant agrees to render services to the Client as a consultant upon the terms and conditions hereinafter set forth.

Terms and Conditions:

During the term of this Agreement Consultant will:

Develop an ongoing Market Awareness program by communicating with its national network of stockbrokers, investment bankers, broker/dealers, financial advisors, financial planners, analysts, retail & institutional investors and other qualified financial professionals by email, social media marketing , conference calls, in office meetings, 90 second YouTube video, Roadshow lunch/dinner investor presentations, distribute press releases to electronic media outlets such as online publications, television, print, biogs & newspapers, podcast and such other methods Consultant may develop to assist the Client with Market Awareness & Capital Introductions.

Arrange for distribution of investor fact sheets in response to investor requests.

Arrange lunch/dinner meeting presentations in selected cities (if Client elects to do this additional service) for the Client to make a corporate presentation to 25 to 50 investment bankers, broker/dealers, private equity firms and other qualified investment professionals for the expressed purpose to allow the Client to communicate and make aware the Client’s fundamentals, technical and operations to a select audience of financial professionals. The suggested format will be a reception followed by a 40 minute corporate presentation over lunch/dinner and 20 minutes for Q&A and networking. In the alternative Consultant may arrange meetings on a monthly basis to take place in the office of investment bankers, broker/dealers, institutional clients and other qualified financial professionals to hear Client’ s presentation. Consultant reserves the right to change the selected times, date, venue and location for the meetings in his complete and sole discretion. Additional fees and cost will apply for these lunch/dinner meeting presentations over and above the monthly retainer stated in this Agreement to cover the cost of food, drinks, audio rental equipment, invitations for attendees. Estimated food and beverage cost is $55.00 to $65.00 per person in attendance. Client will be billed in advance for these cost and services and said cost and fees are due and payable in advance before the lunch/dinner meetings will be arranged.

Arrange TV & Radio and other media interviews for the Client. This service will be billed directly to the Client by third-party service providers if the Client elects to use this service.

Develop a monthly targeted email program to Consultant’s network and small cap clients to enhance the Market Awareness for the Client’s business concept.

Headings: The Headings in this Agreement are for purposes of reference only and shall not be considered in construing this Agreement.

The Consultants Compensation:

Client will pay the Consultant 500,000 shares of stock in Client’s company as compensation for the Consultant’s efforts, introductions and contacts under this contract, said shares are earned, due and payable upon the execution of this Agreement.

Consultant’s shares will have piggy back registration rights.

The Client acknowledges and agrees it will remove any restriction on said stock received by the Consultant as compensation at its own expense and provide a legal opinion within 5 days when requested by the Consultant to free up any stock received. Any delay by the Client, or any of its officers, directors, attorneys, employees or other third parties to remove any restrictions when requested by the Consultant or his representative will require the Client to pay Consultant in cash an amount equal to the loss in value of the shares of stock between the date requested to remove any restrictions and the actual date when the restrictions are removed.

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Acknowledgements:

The parties to this agreement acknowledge and agree that the Consultant is not rendering legal advice, practicing law, is not an investment advisor, broker /dealer, fund manager, stock broker or licensed securities broker or deaJer. The Consultant shall have no authority to enter into any commitments on the Client’s behalf, or to negotiate the terms of any Financing, or to bold any funds or securities in connection with any Financing or to perform any act which would require Consultant to become licensed as a securities dealer or professional.

The parties to this agreement acknowledge and agree that the compensation paid to Consultant is payment to act as the Project Manager to make sure services are performed only as covered in this agreement. Client will be responsible to pay all third party commissions, fees, cost, food, beverages, travel, hotels, lunch, dinner meeting/presentations, invitations, TV & Radio appearances, legal fees, listing fees, Blue Sky fees, accounting fees, research reports, printing, as directed by Consultant so Consultant may carry out his duties under this Agreement. Client will also be required to pay for all travel cost, hotel cost, food, transportation cost in advance so the Consultant may travel on behalf of the Client to complete his services under this contract. Client will also compensate Consultant a daily fee of $450.00 in advance when Consultant is required to travel on behalf of the Client to carry out his duties under this Agreement.

The parties to this agreement acknowledge and agree that the Consultant does not guarantee nor offer a guarantee expressed or implied of any kind that the services contracted for under this agreement by the Client will accomplish what the Client wants, needs or expects. The Consultant will perform his services under this agreement on a BEST EFFORTS basis only and not a guarantee. The services provided under this Agreement are marketing awareness, investor relations and introductions to Consultant’s financial network to build awareness for the Client’s business concept and to provide access to the capital markets. There is NO guarantee that any capital will be raised as a result of the Consultant’s efforts.

The Client acknowledges and agrees the Consultant may engage other third party consultants or professionals to assist in performing his duties under this Agreement. The failure of these third party consultants or professionals to properly and in a timely manner to perform their services contracted for will not be considered a breach of this Agreement by the Consultant.

Term of Agreement:

The term of this agreement shall commence on the execution date of this agreement and continue on for 24 months and may be renewed at the option of the parties for an additional 24 months. New terms, conditions, fees and equity may apply for any renewed Agreement.

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Representations of Client:

The Client represents, warrants and covenants to Consultant that Client has full authority, right, power and legal capacity to enter into this Agreement and to consummate the transactions which are provided for herein. Client represent, warrants and covenants that thls Agreement has been duly approved and authorized by all necessary action by the Client’s Board of Directors and no further authorizations shall be necessary on the part of the Client for the performance and consummation by the Client of the transactions which are contemplated by this Agreement. Client agrees not to circumvent Consultant or to be involved in any transaction with any contact and/or referrals provide by Consultant for a period of 2 years without the prior written consent of the Consultant. If Client circumvents Consultant the Consultant will be entitled to his fees and compensation as provide in this Agreement.

Non-Exclusive Engagement:

Services rendered by Consultant hereunder shall not be exclusive, and Consultant and its agents may perform similar or different services for other persons or entities whether or not they are competitors of Client. Consultant shall only be required to expend only such time and effort as is reasonably necessary to provide the services contracted for by Client under this Agreement.

Not AN Employee, Partner or Joint Venture:

Consultant and its agents shall be deemed to be independent contractors under this Agreement. Client agrees and acknowledges that nothing in this Agreement shall be construed to require Consultant to provide services to Client at any specific time, or in any specific place or manner. Consultant shall complete the services required hereunder according to his own means and methods of work, shall be in the exclusive charge and control of Consultant and which shall not be subject to the control or supervision of Client.

Arbitration of Disputes, Litigation And Expenses:

Any controversy or claim arising out of or relating to this Agreement, or breach thereof, may be resolved by mutual agreement; or if not, you agree to resolve any and all disputes with us exclusively through private and confidential binding arbitration before the America Arbitration Association, under the rules for commercial disputes, before one neutral arbitrator. Any decision issued there-from shall be binding upon the parties and shall be enforceable as a judgment in any court of competent jurisdiction. The prevailing party in such arbitration shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for attorney fees, cost and other fees in such arbitration which may be determined by the arbitrator. If collection is required for any payment not made when due, the creditor shall collect statutory interest and the cost of collection, including attorney’ s fees.

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Governing Law:

All parties understand and agree that this Agreement shall be governed, interpreted and construed in accordance with and pursuant to the laws of the State of California for all disputes, proceedings, arbitrations or mediations. California is the state for all venue and jurisdiction without regard to any Conflicts of Laws that may apply. In the event that any part of this Agreement shall be determined to be void or unenforceable, the remaining parts shall continue to be construed separately and apart from such void and unenforceable parts.

Indemnity:

Client agrees to indemnify and hold harmless the Consultant, his employees, independent consultants/contractors, professional agents, managers against any loss, claims, damages, liabilities, settlements, actions, suits, penalties, fines, costs, expenses, attorney fees, accountant fees and other cost incurred by or asserted by a third party against us of whatever kind or nature arising from or occurring as a result of this Agreement.

Counterparts:

This Agreement may be executed in counterparts, each of which shall constitute and be deemed an original, but both of which taken together shall constitute to one and the same document.

Entire Agreement:

This agreement contains the entire agreement between the Client and Consultant with respect to the subject matter thereof. This agreement may not be amended, waived, changed, modified or discharged except by an expressed instrument in writing executed personally by the party against whom any amendment, waiver, change, modification or discharge is sought.

The parties having read and understood the above agreement hereby execute this agreement by signing below and agree to be bound by its terms and conditions.

/s/ Alexander M. Woods- Leo	Client	/s/ Michael N. Brette	Consultant
DATE: January 23, 2018		DATE: January 23, 2018

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